Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

SMX (Security Matters) Public Limited Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares(3)	Other	22,590,361	$5.71	$128,990,961	0.00015310	$19,748.51

	Total Offering Amounts					$128,990,961		$19,748.51
	Total Fee Offsets							$–
	Net Fee Due							$19,748.51

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Ordinary Shares on The Nasdaq Stock Market LLC on August 11, 2025. This calculation is in accordance with Rule 457(c).
(3)	The Ordinary Shares have a par value of $0.000000000000287 per share.